BUSINESS FINANCING MODIFICATION AND WAIVER AGREEMENT
This Business Financing Modification and Waiver Agreement is entered into as of July 31, 2014, by and between Fluidigm Corporation, a Delaware corporation (the “Borrower”), and Bridge Bank, National Association (“Lender”), and is effective as of June 30, 2014.
1.DESCRIPTION OF EXISTING DOCUMENTS: Borrower and Lender are parties to a Business Financing Agreement, dated December 16, 2010, as amended on February 8, 2011, March 31, 2011, December 21, 2012, January 29, 2014, and May 9, 2014 (as may be further amended from time to time, the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.
Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”
2.DESCRIPTION OF CHANGE IN TERMS.
A.Modifications to Business Financing Agreement:

(1)	In order to account for new assets acquired by Borrower through Borrower’s acquisition of DVS Sciences, Inc., a Delaware corporation, Section 4.14(b) is hereby amended restated to read as follows:

(b)	Effective Tangible Net Worth not at any time exceeding a deficit of more than $100,000,000 with compliance determined on a quarterly basis.
3.WAIVER. Lender hereby waives the Tangible Net Worth covenant set forth in Section 4.14(b) of the Business Financing Agreement for the fiscal quarter ended June 30, 2014; provided, however, that nothing herein, nor any communications among Borrower and Lender shall be deemed a waiver with respect to any other provision of the Business Financing Agreement, or any Default or Events of Default or any failure of Borrower to comply with any other provision of the Agreement or any other Existing Document, and in no event shall this waiver be deemed to be a waiver of enforcement of any of the rights or remedies of Lender under the Business Financing Agreement or any other Existing Document, at law, in equity, or otherwise, with respect to any Default or Event of Default now existing or hereafter arising. Except as expressly provided herein, Lender hereby reserves and preserves all of their rights and remedies against Borrower under the Business Financing Agreement and the other Existing Documents, at law, in equity, or otherwise.
4.CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.
5.NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Borrower (“Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification and Waiver Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification and Waiver Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification and Waiver Agreement and the Business Financing Agreement, and/or Lender’s actions to exercise any remedy available under the Business Financing Agreement or otherwise.
6.CONTINUING VALIDITY. Borrower understands and agrees that in modifying the Existing Documents, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth therein. Except as expressly modified pursuant to this Business Financing Modification and Waiver Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the Existing Documents pursuant to this Business Financing Modification and Waiver Agreement in no way shall obligate Lender to make any future modifications to the Existing Documents or the Indebtedness. Nothing in this Business Financing Modification and Waiver Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification and Waiver Agreement. The terms of this paragraph apply not only to this Business Financing Modification and Waiver Agreement, but also to any subsequent modification agreements relating to the Business Financing Agreement.
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IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:		LENDER:
FLUIDIGM CORPORATION		BRIDGE BANK, NATIONAL ASSOCIATION
By:	/s/ Vikram Jog	By:	/s/ Christopher Hill
Name:	Vikram Jog	Name:	Christopher Hill
Its:	Chief Financial Officer	Its:	Senior Vice President

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